The Upper Deck Company Announces Commencement of Cash Tender Offer for The Topps Company, Inc.

North Las Vegas, NV – June 25, 2007: The Upper Deck Company announced today that its direct wholly-owned subsidiary, UD Company, Inc., is commencing a cash tender offer today for all of the issued and outstanding shares of The Topps Company, Inc. (NasdaqGS: TOPP) common stock, par value $.01 per share, at a price of $10.75 per share – an offer worth approximately $425 million. The offer exceeds the $9.75 per share price that would be paid to Topps stockholders under the merger agreement Topps entered into with Tornante-MDP Joe Holding LLC and Tornante-MDP Joe Acquisition Corp. on March 5, 2007 by a full $1.00 per share (representing a 10.25% premium per share over the price offered in the Eisner/MPD deal – or approximately $40 million more for all shares).

The offer consideration consists solely of cash and is not conditioned upon any financing arrangements. The obligation to purchase Topps shares under the offer is subject to the conditions described in Section 14 of the offer document, which is being filed today with the U.S. Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov.

The offer expires at 12:00 midnight, New York City time, on Tuesday, July 24, 2007, or such later date and time to which The Upper Deck Company and UD Company, Inc. extend the offer.

UD Company, Inc. and The Upper Deck Company are mailing to registered holders of Topps shares an Offer to Purchase regarding, and a Letter of Transmittal to be used to tender the Topps shares in, the offer. Beneficial owners of Topps holding shares in “street name” through their brokers may receive the Offer to Purchase and Letter of Transmittal through the Information Agent, Mellon Investor Services LLC, by calling collect (201) 680-6671 or toll free (888) 581-9374. Mellon Investor Services LLC is also acting as the Depositary for the offer.

The Upper Deck Company has retained CIBC World Markets Corp. as financial advisor and Liner, Yankelevitz Sunshine & Regenstreif LLP as legal counsel and Katten Muchin Rosenman LLP as special counsel in connection with the transaction.

IMPORTANT INFORMATION

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any tender offer will be made only through an Offer to Purchase and related materials. In connection with the tender offer, The Upper Deck Company and UD Company, Inc. will file a Tender Offer Statement on Schedule TO (containing an Offer to Purchase, a Letter of Transmittal and related materials) with the U.S. Securities and Exchange Commission. Investors and security holders of The Topps Company, Inc. are advised to read these disclosure materials, and other disclosures materials, when they are filed and become available, because these materials will contain important information. You should consider the information contained in the disclosure materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by The Upper Deck Company and UD Company, Inc. with the U.S. Securities and Exchange Commission at the SEC’s website at www.sec.gov. The disclosure materials may also be obtained from the Information Agent for the tender offer at no cost after the tender offer is commenced.

CAUTIONARY STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this press release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the offer and our plans with respect to Topps, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Topps, economic and market factors and the industry in which Topps does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Upper Deck believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release. These statements are not guarantees of future performance. All forward-looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

About The Upper Deck Company

Founded in 2003, The Upper Deck Company is a premier sports and entertainment publishing company which delivers a portfolio of relevant, innovative and multi-dimensional product experiences to collectors, sports and entertainment enthusiasts. For more information on The Upper Deck Company and its products please visit www.upperdeck.com.

For further information contact:

Richard Foltynewicz

Telephone: (702) 633-0637

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